EXHIBIT 23.3

                             CONSENT OF ACCOUNTANTS

         We consent to the use in the prospectus constituting part of this Pre-Effective Amendment No. 3 to the Registration Statement on Form S-1 of (i) our report dated March 19, 2001 on the balance sheets of Shaffer Asset Management, Inc. as of December 31, 2000, 1999 and 1998 and the related statements of operations and retained earnings (deficit) and cash flows for the years ended December 31, 2000 and 1999 and the period from March 16, 1998 (inception) to December 31, 1998 and (ii) our report dated March 19, 2001 on the statement of financial condition of Shaffer Diversified Fund, LP as of December 31, 2000. We also consent to the statements with respect to us as appearing under the heading "Experts" in the Prospectus.


New York, New York
May 9, 2001